Exhibit 99.1

For Immediate Release	PRESS RELEASE

May 12, 2003

Contact:	Medstone International, Inc.
100 Columbia, Suite 100
Aliso Viejo, CA 92656
(949) 448-7700, Ext. 2235
David V. Radlinski, Chairman and CEO
david@medstone.com

MEDSTONE REPORTS RESULTS FOR Q1 2003

ALISO VIEJO, California, May 12, 2003 — Medstone International, Inc. (NASDAQ: MEDS) today reported a net loss of $121,665 or $0.03 per share for the quarter ending March 31, 2003, compared to net income of $167,208 or $0.04 per basic and diluted share for the same quarter of 2002. Revenues for the first quarter 2003 were $4,828,051, a decrease of 24%, compared to $6,316,001 for the first quarter of 2002.

“The decrease in revenues is a direct result of the decrease in equipment sales and a decrease in average price per procedure charged for lithotripsy mobile service,” stated David V. Radlinski, Chairman and CEO.

“The decreases in lithotripsy equipment sales and lithotripsy procedure fees reflect a mature business with slow growth. This is the pattern that this market segment has been experiencing for several years. Medstone has been expanding its market offerings into urological and patient handling tables. Meanwhile, the balance sheet remains strong with substantial cash and no debt,” concluded Mr. Radlinski.

About Medstone International, Inc.

Medstone is the leading distributor, manufacturer and fee-per-procedure service provider of lithotripters in the U.S. Medstone’s lithotripter is the first device approved in the U.S. to treat kidney stones and gallstones. In addition, it manufactures and distributes urology tables, patient handling tables and broad line of X-ray equipment, including state of the art direct digital systems. For more information, visit the Company’s website at www.medstone.com

Forward-looking statements in this press release, including without limitation, statements relating to the Company’s intention to expand its Fee-For Service Program are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including those related to the Company’s ability to continue to expand its operations. Other risks and uncertainties related to the Company’s operations and financial condition are indicated in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission

(Comparative Table Attached)

MEDSTONE INTERNATIONAL, INC.

CONDENSED COMPARATIVE OPERATING RESULTS

March 31, 2003

(Unaudited)

	For the three months ended

	March 31, 2003	March 31, 2002
Revenues	$4,828,051	$6,316,001

Operating income (loss)	$(26,825)	$523,499

Income (loss) before taxes	$(151,865)	$325,008

Net income (loss)	$(121,665)	$167,208

Net income (loss) per share:
Basic	$(.03)	$04

Diluted	N/A	$04

Number of shares used in the computation of earnings per share:
Basic	3,758,220	3,954,553

Diluted	N/A	3,954,553

Selected Balance Sheet Data:
	March 31, 2003	March 31, 2002
Cash and short-term investments	$6,282,163	$6,065,468
Working capital	$16,569,532	$15,662,379
Total assets	$26,146,647	$27,520,838
Stockholders’ Equity	$23,072,278	$23,907,258

Forward-looking statements in this press release, including without limitation, statements relating to the Company’s intention to expand its Fee-For Service Program are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including those related to the Company’s ability to continue to expand its operations. Other risks and uncertainties related to the Company’s operations and financial condition are indicated in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission